AMENDED AND RESTATED AGREEMENT
This Amended and Restated Agreement dated April 13, 2016 (this “Agreement”) is by and among TriMas Corporation (the “Company”) and the entities and natural persons listed on Exhibit A hereto (collectively, “Engaged”) (each of the Company and Engaged, a “Party” to this Agreement, and collectively, the “Parties”).
WHEREAS, the Parties entered into that certain Settlement Agreement, dated as of February 24, 2015 (the “Original Agreement”).
WHEREAS pursuant to Section 17 of the Original Agreement, the Parties intend to amend and restate the Original Agreement.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Board Nomination and Other Company Matters.
(a)    Upon the execution of this Agreement, Engaged hereby agrees not to nominate any directors or bring any other business or proposals before or at the 2016 Annual Meeting of the Company’s stockholders.
(b)    The Company agrees that the Board of Directors (the “Board”) shall take all necessary actions to re-nominate Herbert Parker on the Company’s slate for election as a Class II director at the 2017 Annual Meeting of the Company’s stockholders. The Company agrees to recommend, support and solicit proxies for the election of Mr. Parker at the 2017 Annual Meeting in the same manner as for the Company’s other nominees standing for election to the Board at the 2017 Annual Meeting.
(c)    Engaged acknowledges that all members of the Board are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, director confidentiality policies, and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees. Engaged shall provide the Company with such information concerning Engaged as is required to be disclosed under applicable law or stock exchange regulations.
(d)    (i)    The Company agrees that during the period that commences 45 days prior to and ends 10 days after the 2017 Annual Meeting of the Company’s stockholders, Engaged shall have the right to provide the Company with written notice of its request that the Board increase the size of the Board to nine directors with the newly created directorship resulting from such increase to be designated as a Class I director (the “Notice”). In order for the Notice to be properly provided, Engaged shall (A)(1) request that the Board appoint Glenn Welling (“Welling”) to the Board, and (2) certify that Welling is willing and able to serve on the Board, or (B) request that the Board appoint a mutually agreed upon candidate (the “New Director”) to the Board in accordance with Section 1(d)(iii) of this Agreement.
(i)    If Engaged requests in a proper Notice that the Board appoint Welling to the Board and certifies that Welling is willing and able to serve on the Board, then the Corporate Governance & Nominating Committee of the Board (the “Nominating Committee”) must determine, after a prompt, good faith, reasonable and customary review that Welling qualifies as “independent” pursuant to the listing standards of the NASDAQ Stock Market (the “NASDAQ”) and that, in the reasonable judgment of the Nominating Committee after consultation with counsel, Welling’s appointment to the Board would not conflict with the Company’s Corporate Governance Guidelines as set forth in Exhibit B (the “Corporate Governance Guidelines”) due to an event that occurs or becomes known to the Nominating Committee after the date hereof (such event, an “Intervening Event”). Within five business days of the Nominating Committee determining that Welling qualifies as “independent” pursuant to the listing standards of NASDAQ and that Welling’s appointment to the Board would not conflict with the Corporate Governance Guidelines due to an Intervening Event as described above, the Board shall take all necessary actions to increase the size of the Board to nine directors with the newly created directorship resulting from such increase to be designated as a Class I director and appoint Welling to the Board to fill the vacancy created by such increase. If the Nominating Committee determines that Welling is not “independent” pursuant to the listing standards of NASDAQ or that Welling’s appointment to the Board would conflict with the Corporate Governance Guidelines due to an Intervening Event, then the Board shall not appoint Welling to the Board but shall instead appoint a New Director to the Board in accordance with Section 1(d)(iii) of this Agreement.
(ii)    Within five business days of (A) the Company receiving a proper Notice requesting that the Board appoint a New Director to the Board, or (B) the Board determining that Welling is not “independent” pursuant to the listing standards of NASDAQ or that Welling’s appointment to the Board would conflict with the Corporate Governance Guidelines due to an Intervening Event as described above, the Company and Engaged shall use their reasonable best efforts to mutually agree upon a New Director. If the Parties fail to agree upon a New Director during such five business day period, then the Board shall engage the executive search firm Spencer Stuart or another executive search firm mutually agreed upon by the Company and Engaged (the “Search Firm”) to identify potential candidates to serve as the New Director. The Search Firm shall identify candidates who (1) are unaffiliated and unassociated with the Company and Engaged and (2) qualify as an “independent director” under applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the applicable rules of the NASDAQ (“Qualified Individuals”). The Nominating Committee shall evaluate all Qualified Individuals identified by the Search Firm consistent with the Nominating Committee’s fiduciary duties under applicable law and, in good faith, regularly consult with Engaged and keep Engaged reasonably updated throughout the search process. The Nominating Committee shall use its reasonable best efforts to propose, as promptly as reasonably practicable but in no event later than 30 days after its receipt of the list of Qualified Individuals, two or more Qualified Individuals (the “Potential Directors”). Engaged (or a designee thereof) shall be entitled to have, together with the Nominating Committee, a joint in-person meeting with each Potential Director at the Company’s headquarters in Bloomfield Hills, Michigan prior to selecting one of the Potential Directors as the New Director. Engaged shall use its reasonable best efforts to select, as promptly as practicable but in no event later than 30 days after its receipt of the names of the Potential Directors, one of the Potential Directors as the New Director. No member of Engaged shall knowingly attempt to interfere with the process to appoint the New Director described herein by contacting any of the Qualified Individuals identified by the Search Firm outside the foregoing process.
(iii)    Within five business days of determining the New Director, the Board shall take all necessary actions to increase the size of the Board to nine directors with the newly created directorship resulting from such increase to be designated as a Class I director and appoint the New Director to the Board to fill the vacancy created by such increase.
(a)    The Company agrees that from the date of this Agreement until the day following the completion of the 2019 Annual Meeting of the Company’s stockholders, the Company shall not take any action to decrease the size of Class I of the Board below two directors and in the event that either Welling or the New Director is appointed as Class I director pursuant to this Agreement, then the size of Class I of the Board shall not be less than three.
2.    Standstill. Engaged agrees that, from the date of this Agreement until the date that is 10 days prior to the expiration of the advance notice period for the nomination of directors at the 2019 Annual Meeting of the Company’s stockholders (the “Standstill Period”), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner (and whether through third parties or otherwise):
(b)    make, engage in or in any way participate in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including any solicitation of consents that seeks to call a special meeting of stockholders or take action by written consent in lieu of a meeting, regardless of whether or not permitted to do so under the Company’s organizational documents or applicable law), in each case, with respect to securities of the Company;
(c)    seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors (including pursuing or encouraging any “withhold” or similar campaign), or otherwise seek to advise, influence or control the management (or any change thereof), governance, policies, business or affairs of the Company;
(d)    other than as set forth in this Agreement, seek, alone or in concert with others, representation on the Board or other change in the composition of the Board, including through submitting any director nominations or participating in any “stockholder access” or “proxy access” regime that may become applicable to the Company;
(e)    seek to advise, encourage, support or influence any person with respect to the voting, giving, or withholding of any proxy, consent, or other voting authority with respect to the securities of the Company (except such advice, encouragement, support or influence that is consistent with the Company’s recommendations on such matters) or the acquisition or disposition of any such securities;
(f)    (i) make any proposal (binding or non-binding) for consideration by stockholders at any annual or special meeting of stockholders of the Company or participate in any proposal made by any third party, (ii) conduct a referendum of stockholders, (iii) make a request for any stockholder list materials or any books and records of the Company or any of the Company’s Affiliates or Associates whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise or (iv) make any offer, recommendation, plan, purpose or proposal (with or without conditions) or public comment with respect to any share repurchase, dividend, self-tender or other change in capitalization, merger, acquisition, recapitalization, restructuring, disposition or other business combination or extraordinary transaction or any change in the management, business or corporate structure in the case of any of the foregoing involving the Company or any of the Company’s Affiliates or Associates, or any subsidiary, business or division of the foregoing, or encourage, initiate or support any other third party in any such activity;
(g)    (i) seek to have the Company or any of its Affiliates or Associates waive or make amendments or modifications to its respective charter, bylaws or other applicable governing documents, or other actions that may impede or facilitate the acquisition of control of such Company, or such Company Affiliate or Associate, by any person, (ii) seek to cause a class of securities of the Company or any of its Affiliates or Associates to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (iii) seek to cause a class of equity securities of the Company or any of its Affiliates or Associates to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(h)    other than any group among the members of Engaged, form, join or in any way participate in any partnership, limited partnership, syndicate or other group, including any “group” within the meaning of Section 13(d) of the Exchange Act, with respect to shares of common stock of the Company (the “Common Stock”);
(i)    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;
(j)    grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Engaged that is otherwise in accordance with this Agreement;
(k)    take any action that would, or would reasonably be expected to, require the Company to make a public announcement or disclosure regarding any of the types of the matters addressed in this Section 2;
(l)    enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the matters set forth in this Section 2 or take or seek to take, or cause to seek to cause or solicit others to take, any action inconsistent with this Section 2; or
(m)    make any public request or submit any public proposal to amend or waive the terms of this Agreement.

3.    Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, it will not publicly or privately disparage, comment negatively upon, criticize, call into disrepute, defame or slander the other Party or the other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any former officer), directors (including any former director), employees, agents, attorneys, financial advisors or other representatives, including: (a) in any document or report filed with or furnished to the SEC or any other governmental agency, (b) in any press release or other publicly available format, (c) to any journalist or member of the media (including in a television, radio, electronic, Internet, newspaper or magazine interview), (d) to any analyst, shareholder or institutional or other investor, or (e) otherwise, or in any way encourage any other person to do any of the foregoing.
4.    Voting Commitment. During the Standstill Period, Engaged shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates over which it exercises or has voting authority, to be present for quorum purposes and to be voted as recommended by the Board on any matter to be voted on at any meetings of stockholders or at any adjournments or postponements thereof during the Standstill Period; provided, however, in the event that Institutional Shareholders Services (ISS) recommends otherwise with respect to any proposal other than the election of directors, Engaged shall be permitted to vote in accordance with the ISS recommendation.
5.    Publicity. Neither the Company nor Engaged shall, and each Party will cause each of its Affiliates and Associates not to, issue any press release or public announcement concerning this Agreement without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable law.
6.    Securities Laws. Engaged acknowledges that applicable federal securities laws generally restrict a person’s ability to purchase, sell, trade or otherwise transfer securities of a publicly traded issuer (such as the Company), and to communicate material, non-public information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase, sell, trade or otherwise transfer securities of the issuer, while in possession of material, non-public information of the issuer, and shall, and will cause its Affiliates and Associates to, comply with any such laws, including Regulation Fair Disclosure, with respect to the Company.
7.    Representations and Warranties of the Company. The Company represents and warrants to Engaged that (a) this Agreement has been duly authorized, executed and delivered by the Company, (b) this Agreement is a valid and binding obligation of the Company, (c) this Agreement is enforceable against the Company in accordance with its terms, (d) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company or any of its Affiliates is a party or by which it is bound,
8.    Representations and Warranties of Engaged. Engaged represents and warrants to the Company that (a) this Agreement has been duly authorized, executed and delivered by Engaged, (b) this Agreement is a valid and binding obligation of Engaged, (c) this Agreement is enforceable against Engaged in accordance with its terms, (d) the execution, delivery and performance of this Agreement by Engaged does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which any member of Engaged is a party or by which it is bound, (e) Exhibit A includes all Affiliates of Engaged that own any securities of the Company beneficially or of record, (f) all information contained in Section I.B of that certain letter from Engaged Capital Master Feeder I, LP to TriMas Corporation dated as of January 22, 2015 is true and correct as of the date hereof and (g) except with respect to Engaged’s ownership of the Company’s securities which is as set forth elsewhere in this Agreement, all information contained in that certain questionnaire to the Board, completed by Welling and dated as of April 9, 2016 is true and correct as of the date hereof. Engaged agrees that it will cause its Affiliates and Associates (including for the avoidance of doubt its partners, investment professionals and other employees) to comply with the terms of this Agreement.
9.    Definitions.    For purposes of this Agreement:
(a)    the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include all persons that at any time during the term of this Agreement become Affiliates or Associates of any applicable person referred to in this Agreement;
(b)    the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all shares which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose;
(c)    the term “including” shall mean including, without limitation; and
(d)    the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
10.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:	TriMas Corporation 39400 Woodward Avenue, Suite 130 Bloomfield Hills, Michigan 48304 Attention: Joshua Sherbin Facsimile: (248) 631-5497 Email: joshsherbin@trimascorp.com
with a copy to:	Jones Day North Point 901 Lakeside Avenue Cleveland, OH 44114 Attention: James P. Dougherty Facsimile: (216) 579-0212 Email: jpdougherty@jonesday.com
if to Engaged:	Engaged Capital, LLC 610 Newport Center Drive, Suite 250 Newport Beach, CA 92660 Attention: Glenn Welling Facsimile: (949) 734-7901 Email: Glenn@engagedcapital.com
with a copy to:	Olshan, Frome & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Attention: Steve Wolosky, Esq. Facsimile: (212) 451-2222 Email: Swolosky@olshanlaw.com
11.    Specific Performance; Remedies. The Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
12.    Jurisdiction. The Parties irrevocably agree that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any appellate court therefrom. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
13.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
14.    Counterparts. This Agreement may be executed in two (2) or more counterparts which together shall constitute a single agreement.
15.    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and Engaged and is not enforceable by any other persons.
16.    No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.
17.    Entire Understanding. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties.
18.    Interpretation and Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

TriMas Corporation

By:/s/ David Wathen
Name:    David Wathen
Title:    President and CEO

Engaged Capital Master Feeder I, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital Master Feeder II, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital I, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital I Offshore, Ltd.

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Director

Engaged Capital II, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital Holdings, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Sole Member

/s/ Glenn W. Welling
Glenn W. Welling

EXHIBIT A
Engaged Capital Master Feeder I, LP
Engaged Capital Master Feeder II, LP
Engaged Capital I, LP
Engaged Capital II, LP
Engaged Capital I Offshore, Ltd.
Engaged Capital, LLC
Engaged Capital Holdings, LLC
Glenn W. Welling
All Engaged Capital partners, investment professionals and employees

EXHIBIT B
Corporate Governance Guidelines
See attached.

TRIMAS CORPORATION
GOVERNANCE AND NOMINATING
COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

I.	Purpose
The Governance and Nominating Committee (the “Committee”) shall provide assistance to the Board of Directors (the “Board”) of TriMas Corporation (the “Corporation”) in fulfilling the Board’s responsibility by:

A.
Identifying individuals qualified to become directors and recommending candidates to the Board (i) for directorships to be filled by the Board or (ii) to be nominated for all directorships to be filled by the stockholders;

B.	Developing and recommending to the Board a set of corporate governance principles applicable to the Corporation; and

C.	Evaluating, monitoring and making recommendations to the Board with respect to the corporate governance policies and procedures of the Corporation.

II.	Structure and Operations
Composition and Qualifications
The Committee shall be comprised of three or more members of the Board. Each member of the Committee shall satisfy any then applicable independence and other requirements, standards and qualifications as may from time to time be required by the Securities and Exchange Commission, the NASDAQ Listing Rules and Regulatory Requirements and any other applicable regulatory bodies.
Appointment and Removal
The members of the Committee shall be appointed by the Board, to serve at the pleasure of the Board and until their successors shall be duly appointed and qualified, or until their earlier death, resignation, retirement, disqualification or removal from office. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.
Chairperson
The members of the Committee shall, by majority vote, recommend to the Board a Chairperson of the Committee. The Chairperson shall be a voting member of the Committee. The Chairperson will chair all meetings and set the agendas for Committee meetings in consultation with the other members of the Committee, the Board and management. The members of the Committee shall, by majority vote, recommend to the Board a Chairperson for each of the Audit Committee and the Compensation Committee.
Delegation to Subcommittees
In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to subcommittees of the Committee and, to the extent not expressly reserved to the Committee by the Board or by applicable law, rule or regulation, to any other committee of the Board of the Corporation appointed by it, which may or may not be composed of members of the Committee.

III.	Meetings
The Committee shall hold regularly scheduled meetings each year with such frequency as the Committee determines necessary or appropriate. The Chairperson of the Board or any member of the Committee may request a meeting of the Committee. All meetings may be held telephonically and as otherwise permitted by the bylaws of the Corporation and applicable law. A majority of the members of the Committee shall constitute a quorum and a majority of the members in attendance when a quorum is present shall decide any matter properly brought before the Committee. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee in advance of each meeting to permit meaningful review.
The Committee may invite to its meetings such other persons as it deems appropriate in order to carry out its responsibilities and duties. The Committee may also exclude from its meetings such persons as it deems appropriate in order to carry out its responsibilities and duties.

IV.	Responsibilities and Duties
The following functions shall be the common recurring activities of the Committee in carrying out its purposes outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.
The Committee shall have the resources and authority appropriate to discharge its oversight role, including the authority to retain advisors at the Corporation’s expense. The Committee shall have the sole authority to retain and terminate a consultant or search firm to be used to identify director candidates, including sole authority to approve the search firm or consultant’s fees and other terms of retention.

Board Selection, Composition and Evaluation

1.	Review and recommend to the Board any changes in qualifications for new directors to serve on the Board, as set forth in the Corporation’s corporate governance guidelines.

2.
Identify individuals believed to be qualified to become directors and recommend candidates to the Board (i) for directorships to be filled by the Board, or (ii) to be nominated for all directorships to be filled by the stockholders at an annual or special meeting.

3.	Review and make recommendations to the Board about whether members of the Board should stand for reelection and consider matters related to the retirement of Board members.

4.	Develop a policy with regard to the consideration of any director candidates recommended by stockholders, including any minimum requirements.

5.	Conduct all inquiries into the backgrounds and qualifications of possible candidates as the Committee determines to be necessary and appropriate.

6.	Consider questions of independence of members of the Board.

7.	Oversee orientation process for new Board members.

8.	Consider and recommend to the full Board the appropriate Board size and composition.
Committee Selection and Composition

9.
Recommend to the full Board (i) members of the Board to serve on Board committees and (ii) changes to committee membership. In making recommendations, consider the criteria for committee service as set forth in the applicable committee charter and other factors the Committee deems relevant.

10.	Recommend to the full Board members of the Board to serve as Chairpersons of the Board committees.
Corporate Governance

11.
Review and recommend to the Board any changes in the Corporation’s corporate governance guidelines and monitor developments with regard to corporate governance to enable the Committee to make recommendations to the Board on matters of corporate governance and on any action to be taken in light of such developments.

12.
Periodically review the charter and composition of each committee of the Board and make recommendations to the Board for the adoption of or revisions to the committee charters, the creation of additional committees or the elimination of Board committees.

13.
Consider and recommend to the Board policies and procedures related to meetings of the Board, such as may relate to agendas, preparation and delivery of meeting materials, meeting schedules and locations.

14.
In the event that a director’s circumstances change in a manner that results in a significant negative impact to his or her qualifications as they existed at the time of election, then upon the director’s tender of his or her resignation to the chief executive officer (“CEO”) and the Chairperson of Committee, evaluate the circumstances and recommend to the Board what action, if any, should be taken.

15.
Upon the receipt of notice to the Chairperson of the Committee from a director that the director intends to accept an invitation to serve on the board of another publicly-held corporation, evaluate the appropriateness of continued Board membership under the new circumstances and make a recommendation to the Board as to action to be taken with respect to continued Board membership.

16.
Review compensation related proposals, whether required or otherwise, made for consideration at a stockholders’ meeting and make recommendations to the Board as appropriate. If a compensation-related proposal is made by a stockholder, such review will only be conducted if such proposal was made in accordance with the Corporation’s certificate of incorporation and bylaws and applicable law.

Reports

17.
Report to the Board at the Board’s next regularly scheduled meeting, or as soon thereafter as reasonably practicable following meetings of the Committee, and recommend action by the Board as appropriate. The report to the Board may be an oral report by the Chairperson or any other Committee member.

18.	Maintain minutes or other records of meetings and activities of the Committee as appropriate under Delaware law.

V.	Annual Performance Evaluation
The Committee shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall develop and oversee an annual self-evaluation process for the full Board and for the Audit Committee and the Compensation Committee. The Committee shall administer the self-evaluation process for the full Board and deliver to the Board a summary of the results of the Board’s self-evaluation, assessing the Board’s compliance with the Corporation’s corporate governance guidelines and identifying areas in which the Board could improve its operations.

Approved by the TriMas Board of Directors effective November 5, 2015.

NAI-1500929546v3